April 26, 2016	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
+1.317.276.2000
www.lilly.com

For Release: Immediately
Refer to:     Molly McCully; mccully_molly@lilly.com; (317) 478-5423 (Media)
Philip Johnson; johnson_philip_l@lilly.com; (317) 655-6874 (Investors)

Lilly Reports First-Quarter 2016 Results, Revises 2016 Financial Guidance

•	New pharmaceutical products drove revenue growth of 5 percent.

•	Significant pipeline progress has continued with regulatory approvals of Taltz® in the U.S. and EU, regulatory submissions for olaratumab, and movement of BACE inhibitor AZD3293 into Phase 3 trials.

•	First-quarter 2016 earnings per share (EPS) were $0.41 (reported), or $0.83 (non-GAAP).

•	The company repurchased approximately $300 million of stock in the first quarter of 2016.

•
The company now expects 2016 EPS to be in the range of $2.68 to $2.78 (reported) and $3.50 to $3.60 (non-GAAP), both reflecting a discrete tax benefit in the first quarter. The revised reported EPS also reflects the impact of the Venezuelan financial crisis, including the significant deterioration of the bolívar, which resulted in a first-quarter charge of $203.9 million.

Eli Lilly and Company (NYSE: LLY) today announced financial results for the first quarter of 2016.

$ in millions, except per share data	First Quarter		%
	2016	2015	Change
Revenue – Reported	$4,865.1	$4,644.7	5%
Net Income – Reported	440.1	529.5	(17)%
EPS – Reported	0.41	0.50	(18)%

Net Income – non-GAAP	882.3	923.7	(4)%
EPS – non-GAAP	0.83	0.87	(5)%

Certain financial information for 2016 and 2015 is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the periods. Non-GAAP measures exclude the items described in the reconciliation tables later in the release. The company’s 2016 financial guidance is also being provided on both a reported and a non-GAAP basis. The non-GAAP measures are presented to provide additional insights into the underlying trends in the company’s business.

“Revenue growth in the first quarter reflects substantial progress in launching new products, including Trulicity, Cyramza, Jardiance, Basaglar and Portrazza,” said John C. Lechleiter, Ph.D., Lilly’s chairman, president and chief executive officer. “In addition, we recently launched Taltz in the U.S., following its FDA approval last month. Several other potential products are currently under regulatory review, including olaratumab and baricitinib. Clearly, our innovation strategy is paying off, for the benefit of patients as well as shareholders.”

Key Events Over the Last Three Months
Commercial

•
Following approval by the U.S. Food and Drug Administration (FDA), the company launched Taltz (ixekizumab) injection 80 mg/mL in the U.S. for the treatment of moderate-to-severe plaque psoriasis in adult patients who are candidates for systemic therapy or phototherapy.

•	In Europe, the company launched Cyramza® (ramucirumab) for locally advanced or metastatic non-small cell lung cancer (NSCLC) and for metastatic colorectal cancer (CRC).

•
Also in Europe, following approval by the European Commission, the company launched PortrazzaTM (necitumumab), in combination with gemcitabine and cisplatin, as the first biologic for the treatment of patients with locally advanced or metastatic epidermal growth factor receptor expressing squamous NSCLC who have not received prior chemotherapy for this condition.

Regulatory

•	Following a positive opinion from the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP), the European Commission approved Taltz for

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the treatment of moderate-to-severe plaque psoriasis in adults who are candidates for systemic therapy.

•	The company submitted olaratumab to both the FDA and the EMA for soft tissue sarcoma.

•
Elanco Animal Health announced the FDA approval of ImrestorTM (pegbovigrastim injection) for the reduction in the incidence of clinical mastitis in dairy cows. Imrestor is a non-antibiotic therapy, the first product of its kind for the dairy industry.

Clinical

•
The primary endpoint for the EXPEDITION3 clinical trial, a Phase 3 study of solanezumab in people with mild Alzheimer’s dementia, was changed from co-primary endpoints of cognition and function to a single primary endpoint of cognition. Functional outcomes will be evaluated as key secondary endpoints.

•	In collaboration with AstraZeneca, the company announced:

◦
AMARANTH, a Phase 2/3 study of AZD3293, an oral beta secretase cleaving enzyme (BACE) inhibitor currently in development as a potential treatment for early Alzheimer’s disease, will continue to Phase 3 of the Phase 2/3 seamless trial.

◦
A new Phase 3 trial for AZD3293, named DAYBREAK, will study the safety and efficacy of AZD3293 in people with mild Alzheimer’s dementia. DAYBREAK will begin enrolling participants in the third quarter of 2016.

•
The Boehringer Ingelheim Lilly Diabetes Alliance announced plans to conduct two outcome trials investigating the diabetes medicine Jardiance® (empagliflozin) for the treatment of people with chronic heart failure. The trials are targeted to begin within the next 12 months and are planned to enroll people with chronic heart failure both with and without type 2 diabetes.

Business Development/Other

•
The United Kingdom (UK) High Court decided the Alimta® (pemetrexed disodium) vitamin regimen patent would not presently be infringed by Actavis marketing pemetrexed trometamol in the UK, France, Italy and Spain with instructions to dilute the product only with dextrose solution. Lilly intends to appeal this ruling.

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•
Elanco Animal Health licensed rights to Aratana’s Galliprant® (grapiprant tablets), an FDA-approved therapeutic for the control of pain and inflammation associated with osteoarthritis in dogs. The agreement grants Elanco exclusive rights to develop, manufacture, market and commercialize Galliprant globally, and co-promote the product with Aratana in the U.S.

•	As part of its previously announced share repurchase program, the company repurchased approximately $300 million of stock in the first quarter of 2016.

First-Quarter Reported Results
In the first quarter of 2016, worldwide revenue was $4.865 billion, an increase of 5 percent compared with the first quarter of 2015. Revenue increased 7 percent due to increased volume and 1 percent due to higher realized prices, partially offset by 3 percent due to the unfavorable impact of foreign exchange rates. The increase in worldwide volume was due to several products, including Trulicity® and Cyramza, as well as Erbitux® due to the transfer of commercialization rights in North America to Lilly in the fourth quarter of 2015. Revenue in the U.S. increased 16 percent to $2.556 billion, primarily driven by increased volume for several pharmaceutical products including Trulicity, Erbitux and Humalog® and, to a lesser extent, higher realized prices primarily for Cialis®. Revenue outside the U.S. decreased 5 percent to $2.310 billion, driven by the unfavorable impact of foreign exchange rates and, to a lesser extent, the loss of exclusivity for Cymbalta® in Europe in 2014, partially offset by increased volume for several pharmaceutical products, primarily Cyramza.

Gross margin increased 3 percent to $3.542 billion in the first quarter of 2016 compared with the first quarter of 2015. Gross margin as a percent of revenue was 72.8 percent, a decrease of 1.5 percentage points compared with the first quarter of 2015. The decline in gross margin percent was primarily due to a lower benefit from foreign exchange rates on international inventories sold and, to a lesser extent, the transfer of Erbitux commercialization rights in North America, partially offset by 2015 inventory step-up costs related to the acquisition of Novartis Animal Health.

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Operating expenses in the first quarter of 2016, defined as the sum of research and development and marketing, selling and administrative expenses, were $2.695 billion, an increase of 5 percent compared with the first quarter of 2015. Research and development expenses increased 17 percent to $1.221 billion, or 25.1 percent of revenue, driven primarily by higher late-stage clinical development costs, including $55.0 million in milestone payments to Incyte Corporation for the regulatory submissions of baricitinib in the U.S. and Europe. Marketing, selling and administrative expenses decreased 3 percent to $1.474 billion, as the favorable impact of foreign exchange rates and lower litigation expenses were partially offset by expenses related to new products.

There were no acquired in-process research and development charges in the first quarter of 2016. In the first quarter of 2015, the company recognized acquired in-process research and development charges totaling $256.0 million. These charges included a $200.0 million payment to Pfizer Inc. (Pfizer) following an FDA decision allowing the resumption of Phase 3 clinical trials for tanezumab and a $56.0 million payment to Innovent Biologics Inc. (Innovent) associated with a collaboration to develop potential oncology therapies.

In the first quarter of 2016, the company recognized asset impairment, restructuring and other special charges of $131.4 million. The charges are associated with asset impairments related to the closure of an animal health manufacturing facility in Ireland and integration costs related to the acquisition of Novartis Animal Health. In the first quarter of 2015, the company recognized asset impairment, restructuring and other special charges of $108.0 million, primarily related to integration, severance costs, and intangible asset impairments due to product rationalization resulting from the acquisition of Novartis Animal Health.

Operating income in the first quarter of 2016 was $715.8 million, an increase of 36 percent compared with the first quarter of 2015, driven by lower acquired in-process research and development charges and higher gross margin, partially offset by higher operating expenses.

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Other income (expense) was an expense of $149.0 million in the first quarter of 2016, compared with income of $92.7 million in the first quarter of 2015. Other expense during the first quarter of 2016 was driven by a $203.9 million charge related to the impact of the Venezuelan financial crisis, including the significant deterioration of the bolívar. Other income during the first quarter of 2015 reflected a favorable legal judgment and net gains on investments.

The effective tax rate was 22.4 percent in the first quarter of 2016, compared with 14.3 percent in the first quarter of 2015. The first-quarter 2016 effective tax rate reflects the tax effect of the non-deductible charge related to the impact of the Venezuelan financial crisis, including the significant deterioration of the bolívar, and certain asset impairment, restructuring and other special charges, as well as an increased percentage of earnings in higher-tax jurisdictions, partially offset by a net discrete tax benefit of approximately $50 million and the benefit of certain U.S. tax provisions, including the R&D tax credit, reinstated for 2016. The first-quarter 2015 effective tax rate reflects the tax impact of acquired in-process research and development charges and asset impairment, restructuring and other special charges. The first-quarter 2015 effective tax rate does not include the benefit of certain then-expired U.S. tax provisions, including the R&D tax credit.

In the first quarter of 2016, net income decreased 17 percent to $440.1 million, and earnings per share decreased 18 percent to $0.41, compared with $529.5 million and $0.50, respectively, in the first quarter of 2015. The declines in net income and earnings per share were driven by the charge related to the impact of the Venezuelan financial crisis, including the significant deterioration of the bolívar, and higher income taxes, partially offset by higher operating income.

First-Quarter 2016 Non-GAAP Measures
First-quarter 2016 gross margin increased 2 percent to $3.713 billion. Gross margin as a percent of revenue was 76.3 percent, a decline of 1.9 percentage points compared with the first quarter of 2015.

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The decline in gross margin percent was primarily due to a lower benefit from foreign exchange rates on international inventories sold.

Operating income decreased $85.7 million, or 8 percent, to $1.020 billion in the first quarter of 2016, driven by higher operating expenses, partially offset by higher gross margin.

Other income (expense) was income of $54.9 million in the first quarter of 2016, compared with income of $92.7 million in the first quarter of 2015. The decline in other income was driven by lower net gains on investments.

The first-quarter 2016 effective tax rate of 17.9 percent decreased 5.0 percentage points compared with the first quarter of 2015. The first-quarter 2016 effective tax rate reflects a net discrete tax benefit of approximately $50 million and the benefit of certain U.S. tax provisions, including the R&D tax credit, reinstated for 2016, partially offset by the impact of an increased percentage of earnings in higher-tax jurisdictions. The first-quarter 2015 effective tax rate does not include the benefit of certain then-expired U.S. tax provisions, including the R&D tax credit.

Net income decreased 4 percent to $882.3 million, and earnings per share decreased 5 percent to $0.83, compared with $923.7 million and $0.87, respectively, in the first quarter of 2015. The declines in net income and earnings per share were driven by lower operating income and lower other income, partially offset by lower income taxes.

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For further detail of non-GAAP measures, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

	First Quarter
	2016	2015	% Change
Earnings per share (reported)	$0.41	$0.50	(18)%
Amortization of intangible assets	.11	.10
Asset impairment, restructuring and other special charges	.11	.07
Acquired in-process research and development	—	.15
Venezuela charge	.19	—
Novartis Animal Health inventory step-up	—	.04
Earnings per share (non-GAAP)	$0.83	$0.87	(5)%

Numbers may not add due to rounding.

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Select Revenue Highlights
(Dollars in millions)	First Quarter
Established Pharmaceutical Products	2016	2015	% Change
Humalog	$606.3	$684.0	(11)%
Cialis	576.7	538.3	7%
Alimta	564.2	573.0	(2)%
Humulin®	356.4	315.7	13%
Forteo®	318.6	293.0	9%
Zyprexa®	212.8	219.5	(3)%
Cymbalta	198.7	287.0	(31)%
Strattera®	188.1	173.7	8%
Erbitux	168.1	88.2	90%
Effient®	131.5	121.8	8%
New Pharmaceutical Products
Trulicity	143.6	18.3	NM
Cyramza	131.0	67.5	94%
Jardiance(a)	38.2	19.3	99%
Basaglar®	10.9	—	NM
Portrazza	1.7	—	NM
Animal Health	754.6	749.8	1%
Total Revenue	4,865.1	4,644.7	5%

(a) Jardiance includes Glyxambi® and Synjardy® NM – not meaningful

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Established Pharmaceutical Products
Humalog
For the first quarter of 2016, worldwide Humalog revenues decreased 11 percent compared with the first quarter of 2015 to $606.3 million. Revenues in the U.S. decreased 14 percent to $361.6 million, driven by lower realized prices, partially offset by increased demand. The decrease in realized prices experienced during the first quarter of 2016 was related to changes in estimates for rebates and discounts resulting in the overall decrease in revenues. The company does not expect this trend to continue throughout the year. Revenues outside the U.S. decreased 7 percent to $244.7 million, driven by the unfavorable impact of foreign exchange rates.

Cialis
Cialis revenues for the first quarter of 2016 increased 7 percent compared with the first quarter of 2015 to $576.7 million. U.S. revenues of Cialis were $324.0 million, a 31 percent increase compared with the first quarter of 2015, driven primarily by higher realized prices. Revenues of Cialis outside the U.S. decreased 13 percent to $252.7 million, driven by the unfavorable impact of foreign exchange rates and decreased volume.

Alimta
For the first quarter of 2016, Alimta generated revenues of $564.2 million, a decline of 2 percent compared with the first quarter of 2015. U.S. revenues of Alimta increased 4 percent to $263.1 million, driven primarily by wholesaler buying patterns. Revenues outside the U.S. decreased 6 percent to $301.1 million, driven by the unfavorable impact of foreign exchange rates and, to a lesser extent, lower realized prices, partially offset by increased volume. This increased volume benefited from increased clinical trial demand, which may not continue.

Humulin
Worldwide Humulin revenues for the first quarter of 2016 increased 13 percent compared with the first quarter of 2015 to $356.4 million. U.S. revenues increased 34 percent to $240.1 million, driven by

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higher realized prices and, to a lesser extent, increased demand. The increase in realized prices resulted from a change in estimate of a government rebate. Revenues outside the U.S. decreased 15 percent to $116.3 million, driven by decreased volume, primarily due to the loss of a government contract in Brazil, and the unfavorable impact of foreign exchange rates.

Forteo
First-quarter 2016 revenues of Forteo were $318.6 million, a 9 percent increase compared with the first quarter of 2015. U.S. revenues of Forteo increased 21 percent to $148.1 million, driven by higher realized prices. Revenues outside the U.S. remained flat at $170.5 million as lower realized prices and the unfavorable impact of foreign exchange rates were essentially offset by increased volume.

New Pharmaceutical Products
Trulicity
First-quarter 2016 revenues of Trulicity were $143.6 million. U.S. revenues of Trulicity were $119.4 million, driven by the acceleration in growth of the GLP-1 market and increased share of market for Trulicity. Revenues of Trulicity outside the U.S. were $24.2 million.

Cyramza
For the first quarter of 2016, Cyramza revenues were $131.0 million. U.S. revenues of $71.6 million were negatively affected by increased competitive pressure in the NSCLC indication and positively affected by uptake in the CRC indication. Revenues outside the U.S. were $59.4 million, primarily due to strong uptake for the gastric cancer indication in Japan.

Jardiance
The company’s revenues for Jardiance for the first quarter of 2016 were $38.2 million. U.S. revenues were $29.7 million, driven by increased share of market within the growing SGLT2 class. Revenues outside the U.S. were $8.5 million. Since Jardiance is part of the Boehringer Ingelheim Lilly Diabetes Alliance, Lilly reports as revenue a portion of Jardiance’s gross margin.

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Basaglar
First-quarter 2016 revenues of Basaglar, which has launched in multiple countries outside the U.S., were $10.9 million, driven by early uptake in Japan and various European countries.

Portrazza
For the first quarter of 2016, Portrazza revenues were $1.7 million. Portrazza launched in the U.S. in December 2015.

Animal Health
In the first quarter of 2016, worldwide animal health revenues totaled $754.6 million, an increase of 1 percent compared with the first quarter of 2015. U.S. animal health revenues increased 10 percent to $392.4 million, due to increased revenues of both companion animal products and food animal products. Animal health revenues outside the U.S. decreased 8 percent to $362.2 million, primarily due to the unfavorable impact of foreign exchange rates. Excluding the unfavorable impact of foreign exchange rates, worldwide animal health revenues increased 5 percent.

2016 Financial Guidance

The company has revised certain elements of its 2016 financial guidance on a reported basis and on a non-GAAP basis. Full-year 2016 earnings per share are now expected to be in the range of $2.68 to $2.78 on a reported basis. On a non-GAAP basis, full-year 2016 earnings per share are now expected to be in the range of $3.50 to $3.60.

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2016 Expectations
Earnings per share (reported)	$2.68 to $2.78
Amortization of intangible assets	.42
Asset impairment, restructuring and other special charges, including Novartis Animal Health integration costs and closure of an animal health manufacturing facility in Ireland	.21
Venezuela charge	.19
Earnings per share (non-GAAP)	$3.50 to $3.60

Amortization associated with the transfer of Erbitux commercialization rights is subject to final acquisition accounting adjustments.
Numbers may not add due to rounding.

The company now expects 2016 revenue of between $20.6 billion and $21.1 billion, reflecting recent movement in foreign exchange rates. Excluding the impact of foreign exchange rates, the company expects revenue growth from a number of established products including Humalog, Trajenta, Cialis, Forteo, Strattera, Erbitux, and animal health products, as well as higher revenues from new products including Cyramza, Trulicity, Jardiance, Portrazza and Basaglar. The company expects this revenue growth to be partially offset by lower revenue from Alimta as a result of increased competitive pressures.

Gross margin percentage is now expected to be approximately 73 percent on a reported basis, and 76 percent on a non-GAAP basis, reflecting recent movement in foreign exchange rates.

Marketing, selling and administrative expenses are now expected to be in the range of $6.1 billion to $6.3 billion. Research and development expenses are now expected to be in the range of $4.9 billion to $5.1 billion.

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Other income (expense) is now expected to be in a range between $200 million and $125 million of expense on a reported basis, reflecting the impact of the first-quarter charge of $203.9 million due to the Venezuelan financial crisis, including the significant deterioration of the bolívar. On a non-GAAP basis, other income (expense) is still expected to be in a range between $0 and $75 million of income.

On a non-GAAP basis, the 2016 tax rate is now expected to be approximately 21 percent, reflecting the impact of a discrete tax benefit in the first quarter.

The following table summarizes the company’s 2016 financial guidance:

2016 Guidance
	Prior	Revised
Revenue	$20.2 to $20.7 billion	$20.6 to $21.1 billion

Gross Margin % of Revenue (reported)	Approx. 74%	Approx. 73%
Gross Margin % of Revenue (non-GAAP)	Approx. 77%	Approx. 76%

Marketing, Selling & Administrative	$6.0 to $6.2 billion	$6.1 to $6.3 billion

Research & Development	$4.8 to $5.0 billion	$4.9 to $5.1 billion

Other Income/(Expense) (reported)	$0 to $75 million	$(200 million) to $(125 million)
Other Income/(Expense) (non-GAAP)	$0 to $75 million	Unchanged

Tax Rate (reported)	Approx. 21.0%	Unchanged
Tax Rate (non-GAAP)	Approx. 22.5%	Approx. 21.0%

Earnings per share (reported)	$2.83 to $2.93	$2.68 to $2.78
Earnings per share (non-GAAP)	$3.45 to $3.55	$3.50 to $3.60

Capital Expenditures	Approx. $1.1 billion	Unchanged

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Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the first-quarter 2016 financial results conference call through a link on Lilly’s website at https://investor.lilly.com/events.cfm. The conference call will begin at 9:00 a.m. Eastern Daylight Time (EDT) on Tuesday, April 26, 2016, and will be available for replay via the website.

Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com and http://newsroom.lilly.com/social-channels. F-LLY

This press release contains management’s current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “anticipate,” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees that pipeline products will succeed in clinical testing, will receive the necessary clinical and manufacturing regulatory approvals or will prove to be commercially successful. The company’s results may also be affected by such factors as the timing of anticipated regulatory approvals and launches of new products; market uptake of recently launched products; competitive developments affecting current products; the expiration of intellectual property protection for certain of the company’s products; the company’s ability to protect and enforce patents and other intellectual property; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform; regulatory compliance problems or government investigations; regulatory actions regarding currently marketed products; unexpected safety or efficacy concerns associated with the company’s products; issues with product supply stemming from manufacturing difficulties or disruptions; regulatory changes or other developments; changes in patent law or regulations related to data-package exclusivity; litigation involving current or future products; the extent to which third-party indemnification obligations relating to product liability litigation and similar matters will be performed; unauthorized disclosure of trade secrets or other confidential data stored in the company’s information systems and networks; changes in tax law and regulations; changes in inflation, interest rates, and foreign currency exchange rates; asset impairments and restructuring charges; changes in accounting standards promulgated by the Financial Accounting Standards Board and the U.S. Securities and Exchange Commission (SEC); acquisitions and business development transactions and related integration considerations; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K filed with the SEC. You should not place undue reliance on forward-looking

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statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

#    #    #

Alimta® (pemetrexed disodium, Lilly)
Basaglar® (insulin glargine injection, Lilly)
Cialis® (tadalafil, Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
Cyramza® (ramucirumab, Lilly)
Effient® (prasugrel, Lilly)
Erbitux® (cetuximab, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Galliprant® (grapiprant, Aratana)
Glyxambi® (empagliflozin/linagliptin, Boehringer Ingelheim)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
ImrestorTM (pegbovigrastim injection, Lilly)
Jardiance® (empagliflozin, Boehringer Ingelheim)
PortrazzaTM (necitumumab, Lilly)
Strattera® (atomoxetine hydrochloride, Lilly)
Synjardy® (empagliflozin/metformin, Boehringer Ingelheim)
Taltz® (ixekizumab, Lilly)
Trajenta® (linagliptin, Boehringer Ingelheim)
Trulicity® (dulaglutide, Lilly)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company Employment Information
March 31, 2016            December 31, 2015
Worldwide Employees         41,500             41,275

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Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data)

	Three Months Ended
	March 31,
	2016	2015	% Chg.

Revenue	$4,865.1	$4,644.7	5%

Cost of sales	1,323.0	1,192.7	11%
Research and development	1,221.0	1,039.3	17%
Marketing, selling and administrative	1,473.9	1,523.5	(3)%
Acquired in-process research and development	—	256.0	NM
Asset impairment, restructuring and other special charges	131.4	108.0	22%

Operating income	715.8	525.2	36%

Net interest income (expense)	(19.2)	(19.5)
Net other income (expense)	(129.8)	112.2
Other income (expense)	(149.0)	92.7	NM

Income before income taxes	566.8	617.9	(8)%
Income taxes	126.7	88.4	43%

Net income	$440.1	$529.5	(17)%

Earnings per share – diluted	$0.41	$0.50	(18)%

Dividends paid per share	$0.51	$0.50	2%
Weighted-average shares outstanding (thousands) – diluted	1,063,075	1,067,036
NM – not meaningful

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Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)(a)
(Dollars in millions, except per share data)

	Three Months Ended March 31, 2016			Three Months Ended March 31, 2015

	GAAP Reported	Adjustments(c)	Non-GAAP Adjusted	GAAP Reported	Adjustments(d)	Non-GAAP Adjusted

Revenue	$4,865.1	$—	$4,865.1	$4,644.7	$—	$4,644.7

Cost of sales	1,323.0	(170.6)	1,152.4	1,192.7	(180.4)	1,012.3

Operating expenses(b)	2,694.9	(1.9)	2,693.0	2,562.8	(35.8)	2,527.0
Acquired in-process research and development	—	—	—	256.0	(256.0)	—
Asset impairment, restructuring and other special charges	131.4	(131.4)	—	108.0	(108.0)	—

Other income (expense)	(149.0)	203.9	54.9	92.7	—	92.7

Income taxes	126.7	65.6	192.3	88.4	186.0	274.4

Net income	$440.1	$442.2	$882.3	$529.5	$394.2	$923.7

Earnings per share – diluted	$0.41	$0.42	$0.83	$0.50	$0.37	$0.87
Numbers may not add due to rounding.

(a)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company's non-GAAP measures adjust reported results to exclude items that are typically highly variable, difficult to predict, and of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

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(b)	Operating expenses include research and development and marketing, selling and administrative expenses.

(c)	Adjustments to certain GAAP reported measures for the three months ended March 31, 2016, include the following:

(Dollars in millions, except per share data)	Amortization(i)	Venezuela charge(ii)	Other specified items(iii)	Total Adjustments
Revenue	$—	$—	$—	$—

Cost of sales	(170.6)	—	—	(170.6)

Operating expenses	(1.9)	—	—	(1.9)
Acquired in-process research and development	—	—	—	—
Asset impairment, restructuring and other special charges	—	—	(131.4)	(131.4)

Other income (expense)	—	203.9	—	203.9

Income taxes	54.1	—	11.5	65.6

Net income	$118.4	$203.9	$119.9	$442.2

Earnings per share – diluted	$0.11	$0.19	$0.11	$0.42
Numbers may not add due to rounding.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.	Exclude charge related to the impact of the Venezuelan financial crisis, including the significant deterioration of the bolívar.

iii.	Exclude charges associated with asset impairments related to the closure of an animal health manufacturing facility in Ireland and integration costs for Novartis Animal Health.

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(d)	Adjustments to certain GAAP reported measures for the three months ended March 31, 2015, include the following:

(Dollars in millions, except per share data)	Amortization(i)	IPR&D (ii)	Inventory step-up(iii)	Other specified items(iv)	Total Adjustments
Revenue	$—	$—	$—	$—	$—

Cost of sales	(116.9)	—	(63.5)	—	(180.4)

Operating expenses	(35.8)	—	—	—	(35.8)
Acquired in-process research and development	—	(256.0)	—	—	(256.0)
Asset impairment, restructuring and other special charges	—	—	—	(108.0)	(108.0)

Other income (expense)	—	—	—	—	—

Income taxes	50.4	89.6	18.1	27.9	186.0

Net income	$102.3	$166.4	$45.4	$80.1	$394.2

Earnings per share – diluted	$0.10	$0.15	$0.04	$0.07	$0.37
Numbers may not add due to rounding.

i.	Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.

ii.
Exclude costs associated with upfront payments for acquired in-process research and development projects acquired in a transaction other than a business combination. These costs include a $200.0 million payment to Pfizer following an FDA decision allowing the resumption of Phase 3 clinical trials for tanezumab and a $56.0 million charge associated with a collaboration with Innovent to develop potential oncology therapies.

iii.	Exclude inventory step-up costs associated with the acquisition of Novartis Animal Health.

iv.	Exclude costs associated with restructuring to reduce the company’s cost structure, asset impairments, and integration costs associated with the acquisition of Novartis Animal Health.

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